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                                                                      Exhibit 5
                    Brown, Rudnick, Freed & Gesmer Letterhead



                                                 December 17, 2001
Watson Wyatt & Company Holdings
1717 H St., N.W.
Washington, DC  20006-3900

Re:  Watson Wyatt & Company Holdings, Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have acted as counsel to Watson Wyatt & Company Holdings, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of up to an aggregate of 2,250,000 shares (the " Shares") of its class A common stock, par value $0.01 per share, issuable pursuant to the Company's 2001 Employee Stock Purchase Plan (the "ESPP") and the Company's 2001 Deferred Stock Unit Plan for Selected Employees (the "Stock Unit Plan"). This opinion letter, together with Schedule A attached hereto (this "Opinion Letter"), is being rendered in connection with the filing of the Registration Statement.

     In connection with this Opinion Letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

     1. a certificate dated as of December 10, 2001 of the Secretary of State of the State of Delaware as to the good standing of the Company;

     2. a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to date, and a certificate of the Secretary that there have been no further amendments thereto;

     3. a copy of the Amended and Restated Bylaws of the Company, as amended to date, certified by the Secretary of the Company as presently being in effect;

     4. a Certificate of the Assistant Secretary of the Company dated as of December 17, 2001 certifying as to the resolutions duly adopted by the Board of Directors on March 19, 2001 and November 16, 2001;

     5. the ESPP;

     6. the Stock Unit Plan;

     7. a letter, dated December 11, 2001, from the Company's transfer agent as to the issued and outstanding shares of the Company's Class A Common Stock, $.0.01 par value per share; and

     8. the Registration Statement.

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     We have assumed, for the purposes of our opinion herein, that any conditions to the issuance of the Shares under the ESPP or the Stock Unit Plan, as the case may be, have been or will be satisfied in full.

     We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

     In addition, this Firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the preparation of the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of these assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. The Enumerated Party referred to in Schedule A is the Company.

     We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

     With your concurrence, our opinion hereafter expressed is based solely upon
(1) our review of the Documents, (2) discussions with those of our attorneys who have devoted substantive attention to the preparation of the Registration Statement, and (3) such review of published sources of law as we have deemed necessary.

     Our opinions contained herein are limited to the General Corporation Law of the State of Delaware and the federal law of the United States of America.

     We express no legal opinion upon any matter other than those explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the ESPP or the Stock Unit Plan, the Shares will be validly issued, fully paid, and non-assessable.

     We hereby consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                       Very truly yours,

                       BROWN, RUDNICK, FREED & GESMER

                       By:  Brown, Rudnick, Freed & Gesmer, P.C., a partner

                       By:  /s/ STEVEN R. LONDON
                            ------------------------
                            Steven R. London, a Member, duly authorized



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                                   SCHEDULE A

                         BROWN, RUDNICK, FREED & GESMER
                              STANDARD ASSUMPTIONS
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     In rendering legal opinions, Brown, Rudnick, Freed & Gesmer makes certain customary assumptions described below:

1. Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents.

2. Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

3. All official public records are accurate, complete and properly indexed and filed.

4. There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Documents.

5. The conduct of the parties to the Documents has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.

6. The Enumerated Party will obtain all permits and governmental approvals required in the future and take all actions similarly required relevant to its performance of its obligations under the Documents.

7. All parties to or bound by the Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.

8. There are no agreements or understandings among the parties to or bound by the Documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.